SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

               Date of Report: September 29, 1995

                     SBC COMMUNICATIONS INC.

                     A Delaware Corporation

                   Commission File No. 1-8610

                   IRS Employer No. 43-1301883

            175 E. Houston, San Antonio, Texas 78205

                 Telephone Number (210) 821-4105

Item 5. Other Events

SBC Communications Inc. (SBC) has accounted for the effects of regulation on Southwestern Bell Telephone Company (the Telephone Company) in accordance with Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (Statement No. 71). Statement No. 71 requires depreciation of telephone plant using lives set by regulators which are generally longer than those established by unregulated companies, and deferral of certain costs and obligations based on regulatory actions (regulatory assets and liabilities).

On September 29, 1995, SBC announced that the Telephone Company will discontinue its application of Statement No. 71. The rapid pace of change within the telecommunications industry and the evolution of the regulatory framework in which the Telephone Company operates have resulted in price-based regulation for most of the Telephone Company's revenues and accelerated competition in the Telephone Company's markets. The most significant example of these changes is in the Telephone Company's Texas operations where progressive legislation which recently became effective permits price regulation and opens local telephone markets to competition. As a result, management believes that the Telephone Company no longer meets the criteria for application of Statement No. 71.

Therefore, in September 1995, the Telephone Company will recognize for financial reporting purposes a non-cash, extraordinary charge to net income of approximately $2.8 billion. This is comprised of an after-tax charge of $2.9 billion to reduce the net carrying value of telephone plant partially offset by an after-tax benefit of $80 million for the elimination of net regulatory liabilities. There will be no change in the Telephone Company's accounting and reporting for regulatory purposes.

The adjustment to the net carrying value of telephone plant will be reflected through a $4.7 billion increase in accumulated depreciation. Prospectively, the Telephone Company will use shorter lives for many of its plant categories which more closely reflect the economic and technological lives of the plant. Following is a comparison of new lives to those prescribed by regulators for selected plant categories:

                                   Average Lives (in Years)
                                   Regulator-    Estimated
Telephone Plant Category           Prescribed     Economic
Digital Switch                         17            11
Digital Circuit                        12            7
Copper Cable                           24            18
Fiber Cable                            27            20
Conduit                                57            50
The increase in accumulated depreciation includes an adjustment of approximately $450 million to fully depreciate analog switching equipment scheduled for replacement. Remaining analog switching equipment will be depreciated using an average remaining life of four years.

Management does not expect a significant increase in depreciation expense in the near future to result from the discontinuance of Statement No. 71.



                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 SBC Communications Inc.


                                 /s/ Donald E. Kiernan
                                 Senior Vice President, Treasurer
                                 and Chief Financial Officer



September 29, 1995